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                                                              EXHIBIT (a)(1)(D)

                                   [UBS LOGO]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                DANA CORPORATION

                                       AT

                              $15.00 NET PER SHARE

                                       BY

                            DELTA ACQUISITION CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                               ARVINMERITOR, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            THURSDAY, AUGUST 28, 2003, UNLESS THE OFFER IS EXTENDED.

                                                                    July 9, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been engaged by Delta Acquisition Corp., a Virginia corporation (the "Purchaser"), and a wholly owned subsidiary of ArvinMeritor, Inc., an Indiana corporation ("Parent"), and Parent to act as Dealer Manager in connection with the Purchaser's offer to purchase (1) all outstanding shares ("Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Dana Corporation, a Virginia corporation (the "Company"), and (2) unless and until validly redeemed by the Board of Directors of the Company, the associated rights to purchase shares of Series A Junior Participating Preferred Stock, no par value, of the Company (the "Rights") issued pursuant to the Rights Agreement, dated as of April 25, 1996 (as amended from time to time, the "Rights Agreement"), by and between the Company and Chemical Mellon Shareholder Services L.L.C., as Rights Agent, at a price of $15.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 9, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references herein to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

     Unless the Rights are redeemed prior to the Expiration Date (as defined in the Offer to Purchase), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in
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the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within a period ending on the later of (1) three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. An "NYSE trading day" is a day on which the New York Stock Exchange is open for business. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares that, together with Shares owned by the Purchaser, Parent or any other subsidiary of Parent, represents more than two-thirds of the total number of outstanding Shares on a fully diluted basis, (2) the Company's board of directors redeeming the Rights or the Purchaser, in its reasonable discretion, being satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined in the Offer to Purchase), (3) the Purchaser, in its reasonable discretion, being satisfied that the Virginia Affiliated Transactions Act has been invalidated or will otherwise not prohibit or impede, for any period of time, the Proposed Merger or any other business combination involving the Company and the Purchaser or any other subsidiary of Parent, (4) the Purchaser, in its reasonable discretion, being satisfied that the Virginia Control Share Act has been invalidated or will otherwise be inapplicable to the Shares previously acquired by Parent and the Shares to be acquired by the Purchaser pursuant to the Offer or full voting rights for all Shares previously acquired by Parent and the Shares to be acquired by the Purchaser pursuant to the Offer having been approved by the shareholders of the Company pursuant to the Virginia Control Share Act, (5) Parent having received proceeds under new financings sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof and (6) all waiting periods imposed by applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or terminated.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares and Rights registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1.  Offer to Purchase dated July 9, 2003;

          2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares and Rights);

          3. A printed form of letter that may be sent to your clients for whose account you hold Shares and Rights in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          4. Notice of Guaranteed Delivery to be used by shareholders of the Company in accepting the Offer if certificates for Shares and Rights are not immediately available (including if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or if the procedures for book-entry transfer for all required documents cannot be completed on a timely basis or if time will not permit all required documents to reach the Depositary prior to the Expiration Date;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

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          6.  Return envelope addressed to Computershare Trust Company of New
     York, as Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 28, 2003, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. In all cases, payment for Shares and Rights purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation pursuant to the procedures set forth in Section 3 of the Offer to Purchase with respect
to) such Shares and Rights, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any and all required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates representing, or Book-Entry Confirmations of, such Shares (or Rights, if available) are received into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase). UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates or, if applicable, Rights Certificates are not immediately available (including if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          UBS Securities LLC
Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION, MAKE ANY STATEMENT OR REPRESENTATION OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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